Exhibit 99.1

ProAssurance Reports $35.9 Million Profit for the First Quarter of 2008

BIRMINGHAM, Ala.--(BUSINESS WIRE)--ProAssurance (NYSE: PRA):

SUMMARY

ProAssurance’s Net Income per Diluted Share was $1.04 in the first quarter of 2008, a two percent increase over the same quarter of 2007. Gross premiums declined year-over-year due to the effect of lower loss costs on rates, and the effects of a competitive pricing environment. Both the Combined Ratio and Operating Ratio improved year-over-year due to increased favorable reserve development. The company continued to grow Book Value, which increased 3% in the quarter to $39.80. The positive results in the quarter were partially offset by lower investment returns due to underperformance of two of the Company’s alternative investments.

ProAssurance (NYSE: PRA) reports the following results for the first quarter of 2008:

Unaudited Consolidated Financial Summary:
(in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Gross Premiums Written	$160,266	$185,302
Net Premiums Written	$148,415	$171,459
Net Premiums Earned	$120,577	$137,177
Net Investment Income	$41,059	$42,571
Equity in Earnings of Unconsolidated Subsidiaries	$(1,946)	$867
Net Realized Investment Gains (Losses)	$(1,426)	$(3,162)
Total Revenues	$159,626	$178,877
Guaranty Fund Assessments	$(369)	$(45)
Interest Expense	$2,422	$2,959
Total Expenses	$110,347	$128,833
Tax Expense	$13,411	$13,954
Net Income	$35,868	$36,090
Net Cash Provided by Operating Activities	$59,500	$87,022
Earnings Per Share

	Three Months Ended March 31,
	2008	2007
Weighted average number of common shares outstanding
Basic	32,182	33,294
Diluted	35,068	36,157
Net Income per share (Basic)	$1.11	$1.08
Net Income per share (Diluted)	$1.04	$1.02

Key Ratios

	Three Months Ended March 31,
	2008	2007
Net Loss Ratio	67.7%	72.2%
Expense Ratio	21.8%	19.6%
Combined Ratio	89.5%	91.8%
Operating Ratio	55.4%	60.8%
Return on Equity	11.3%	12.6%
  Policyholder retention continues to move higher, rising to 89% in the first quarter.
  In the first quarter, policies renewed at premium rates that were 7% lower than the same quarter in 2007. The decrease in rates continues to reflect moderating loss trends in most of our markets.
  The severity trends for prior accident years, primarily 2003 through 2006, continue to come in below expectations as well. As a result, we recognized $20 million of favorable net loss reserve development in the first quarter.
  The general decline in the equity markets and dislocation in the credit markets resulted in the underperformance of two of our alternative investments. Our alternative investments seek to find non-correlating and excess returns and, as a result, are more volatile than our core fixed income portfolio. One of these investments is a long/short equity portfolio and the other is a distressed debt portfolio. The performance of our core fixed income portfolio and short term investments, which comprise 95% of invested assets, was in line with expectations.
  Our Total Expenses were lower in the quarter as we continue to focus on expense control. However, these expenses were matched against lower premiums which pushed our Expense Ratio higher in the quarter.

ProAssurance’s Chief Executive Officer, W. Stancil Starnes, said, “Like virtually every company in our segment of the insurance industry, we continue to experience a decline in premiums. We have adjusted our rates downward in some markets to reflect the current loss climate, but I should reiterate that we do not chase growth with undisciplined pricing or less stringent underwriting. Overall we were pleased with our underwriting and claims results for the first quarter and feel these results demonstrate the effectiveness of our strategy at this point in the market.”

Balance Sheet Highlights

	March 31, 2008	December 31, 2007
Stockholders’ Equity	$1,275,855	$1,255,070
Total Investments	$3,699,108	$3,629,607
Total Assets	$4,473,964	$4,439,836
Policy Liabilities	$2,925,331	$2,906,317
Accumulated Other Comprehensive Income	$12,561	$9,902
Goodwill	$72,213	$72,213
Book Value per Share	$39.80	$38.69

Capital Management

We continued to repurchase shares in the open market under the terms of our repurchase authorization. During the first quarter of 2008, we purchased approximately 445,000 shares of our common stock at a total cost of $23.4 million. We have approximately $56.9 million remaining in our authorization to repurchase shares and redeem debt securities.

Conference Call Information

  Live: Wednesday, May 7, 2008, 10:00 AM ET. Dial (877) 879-6203 (toll free) or (719) 325-4770 outside North America. The call will also be webcast on our website, ProAssurance.com, and on StreetEvents.com.
  Replay: By telephone, through May 16, 2008 at (888) 203-1112 or (719) 457-0820, using access code 8251524. Via internet, through May 30, 2008 at ProAssurance.com and StreetEvents.com.
  Podcast: Available on a free subscription basis through a link on the home page of the ProAssurance website or through Apple’s iTunes.

About ProAssurance

ProAssurance Corporation is the nation's fifth largest writer of medical professional liability insurance through our principal subsidiaries The Medical Assurance Company, Inc., ProNational Insurance Company, NCRIC, Inc., Physicians Insurance Company of Wisconsin, Inc., and Red Mountain Casualty Insurance Company, Inc. We also write professional liability coverage through Woodbrook Casualty Insurance, Inc. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for 2007 and is one of the 100 largest property-casualty insurance groups in the nation, based on Net Written Premium.

Caution Regarding Forward-Looking Statements

Any statements in this News Release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to certain risks and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. There are numerous important factors that could cause our actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that we use to convey our view of future events and trends are expressly designated as forward-looking statements as are sections of this news release clearly identified as giving our outlook on future business.

Forward-looking statements relating to our business include, among other things: statements concerning liquidity and capital requirements, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other matters.

These forward-looking statements highlight significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

  general economic conditions, either nationally or in our market area, that are different than anticipated;
  regulatory and legislative actions or decisions that adversely affect our business plans or operations;
  inflation, particularly in loss costs trends;
  changes in the interest rate environment;
  performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
  changes in laws or government regulations affecting medical professional liability insurance;
  changes to our ratings assigned by rating agencies;
  the effects of changes in the health care delivery system;
  uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectibility of insurance/reinsurance;
  the results of litigation, including pre-or-post-trial motions, trials and/or appeals we undertake;
  bad faith litigation which may arise from our handling of any particular claim, including failure to settle;
  changes in competition among insurance providers and related pricing weaknesses in some markets;
  loss of independent agents;
  our ability to purchase reinsurance and collect payments from our reinsurers;
  increase in guaranty fund assessments;
  our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;
  the expected benefits from acquisitions may not be achieved or may be delayed longer than expected due to, among other reasons, business disruption, loss of customers and employees, increased operating costs or inability to achieve cost savings, and assumption of greater than expected liabilities;
  changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board;
  changes in our organization, compensation and benefit plans; and
  our ability to recruit and retain senior management.

You should not place undue reliance on any such forward-looking statements, which speak only as of the date made. The factors listed above could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in various documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”

CONTACT:
ProAssurance
Frank B. O’Neil, 800-282-6242 or 205-877-4461
Sr. Vice President, Corporate Communications
& Investor Relations
foneil@ProAssurance.com